UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HEADWATERS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

12 February 2012

Dear Fellow Stockholders:

The annual meeting of Headwaters Incorporated’s stockholders is scheduled for February 23, 2012.  We ask for your positive vote in favor of all of the proposals contained in the proxy, and specifically, your positive vote for Proposal No. 4 to increase the number of shares available for issuance under Headwaters’ long term incentive compensation plan, and Proposal No. 5, the advisory vote on executive compensation.

Executive Compensation

The primary issue relating to the advisory vote on executive compensation is the link between compensation and Headwaters’ total shareholder return.  Headwaters’ total shareholder return in 2011 was not good and accordingly executive compensation was negatively impacted.  Total direct CEO compensation isolated for 2011 performance is recapped in the table below:

Compensation Element	Market	Compensation Realized
Base Compensation	$628,000	$650,000
Short Term Annual Bonus	$521,240	$0
Long Term Incentive - Cash Compensation	$572,000	$0
Long Term Incentive - Restricted Stock	$286,000	$43,282
Long Term Incentive - SARS	$286,000	$0
Total Direct Compensation	$2,293,240	$693,282

Total direct CEO compensation related to 2011 illustrates the connection with company performance and the effectiveness of Headwaters’ compensation plans.  In a year with low shareholder returns, Headwaters delivered the CEO 30% of 2011 total direct market compensation.  Restricted stock and SARs could provide future value, but only if total shareholder returns improve.

Total shareholder returns were poor primarily because of Headwaters highly leveraged capital structure, not operating performance. Headwaters operating performance continues to be among the best in the industry, with gross margins and Adjusted EBITDA margins for 2011 significantly better than its peers.  Our gross margin was 25.3%, compared to the average for our peers of 16.9%, and our Adjusted EBITDA margin was 13.9%, compared to the average for our peers of 6.9%.   In the December 2011 quarter, we benefited from our restructuring efforts and improved our gross margin by 160 basis points and Adjusted EBITDA by 475 basis points over the December 2010 quarter.

But notwithstanding top quartile operating performance, because of Headwaters highly leveraged capital structure, a small change in enterprise value has a magnified impact on shareholder return.  On an enterprise value basis, Headwaters has performed better than its peers, not worse.  In 2011, Headwaters’ enterprise value declined by 5.3% compared to an average decline in its peers’ enterprise value of 15.4%.  Our share price declined more than our peers primarily

Headwaters Incorporated  10653 S. River Front Parkway, Ste 300, South Jordan, UT 84095   P 801.984.9400   F 801.984.9410

because of our capital structure.  But high financial leverage works both ways.  Since our 2011 year end through February 10th, our stock price has increased 105% compared to the average increase for our peers of 55%, reflecting the positive aspects of financial leverage, as well as very strong December quarterly performance.

Shares Available for Long Term Incentives

Relative to increasing the number of shares available for grants under our long term incentive plan, over the last five years SAR grants have caused no dilution to shareholders, and the actual compensation cost has been zero.  Of course we have established an incentive on the part of management to increase the share price of the company, aligning management interests with shareholders.  Without stockholder reauthorization, we do not have sufficient shares available to continue to offer equity based compensation at market levels and we will be forced to use cash for compensation rather than paying down our debt.

The cost and dilution analysis of our share grants have been well within market guidelines.  There are no stockholder value transfer objections to our proposal.  However, in an effort to continually improve the link between pay and performance, the Compensation Committee added a stock price performance criterion to annual equity incentive awards.  For SARs granted in November 2011, vesting is conditioned not only on continued service to the company for three years but also on Headwaters’ stock price appreciating by 35% from the SAR exercise price, and maintaining that level  for a minimum of 60 days, allowing a stockholder ample time to trade our stock.  There will be no SAR value nor vesting if our stock price does not appreciate.

Conclusion

We are off to a great start in 2012, with substantial improvements in gross margins, Adjusted EBITDA, cash flow, and the reduction of debt.   We anticipate that the positive trends will carry over into the March quarter, and we expect that we will be well within our Adjusted EBITDA guidance for the year, a remarkable improvement over 2011.

We ask that you vote in favor of all of our proxy proposals, but particularly Nos. 4 and 5.

Please call me or Sharon Madden at (801) 984-9428 if we can answer any questions.

Thank you for your support,

/s/ Kirk A. Benson

Kirk A. Benson

Chairman and CEO